Exhibit 2.2
AMENDMENT NO. 1
TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) to that certain Membership Interest Purchase Agreement, dated as of May 7, 2015 (the “Purchase Agreement”), by and among Tribune Publishing Company, LLC (“Acquiror”), MLIM Holdings, LLC (“Seller”), the Papa Doug Trust u/a/d January 11, 2010 (“Trust Seller”), Douglas F. Manchester and Douglas W. Manchester (each an “Individual Seller” and, together with Assignor and Trust Seller, the “Seller Parties” and each, individually, a “Seller Party”), and MLIM, LLC (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.
RECITALS
WHEREAS, Acquiror, Seller, each of the Seller Parties and the Company desire to amend the Purchase Agreement pursuant to Section 13.10 of the Purchase Agreement as set forth herein, which amendment will be effected by the execution of this Amendment by Acquiror, Seller, each of the Seller Parties and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual obligations in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Closing. Section 3.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Company Interests and the other transactions contemplated hereby (the “Closing”) shall take place (a) upon the later of (i) May 21, 2015, and (ii) as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions in Article X (other than those conditions that are to be satisfied at Closing) or (b) on such date as Acquiror and Seller may mutually agree, in each case, at such time and place as Acquiror and Seller may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
2.    Working Capital Amount, Acquisition Expenses and Adjustment Amount. Each of Section 2.3 and Section 2.4 of the Purchase Agreement is hereby amended such that the Preliminary Closing Balance Sheet, the Estimated Closing Date Net Working Capital, the Estimated Acquisition Expenses, the Company’s calculation of any Estimated Net Working Capital Deficit Amount or Estimated Net Working Capital Surplus Amount, the Closing Balance Sheet, the Closing Date Net Working Capital, and the Actual Acquisition Expenses, as the case may be, shall each be determined

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as of the close of business on the Closing Date (for clarity, ignoring any transactions on the Closing Date that occur after the Closing and are outside the ordinary course of business).
3.    Remainder of the Purchase Agreement Unchanged. Except as otherwise set forth in this Amendment, the Purchase Agreement shall remain in full force and effect without any amendment or modification to the terms and provisions thereof. For avoidance of doubt, this Amendment does not have the effect of curing any breach or inaccuracy of any representation, warranty, covenant or agreement set forth in the Purchase Agreement that existed prior to this Amendment.
4.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
6.    Jurisdiction. Any Action based upon, arising out of or related to this Amendment may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Amendment or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

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TRIBUNE PUBLISHING COMPANY, LLC

By: Tribune Publishing Company, its sole member

/s/ John H. Griffin, Jr. Name: John H. Griffin, Jr. Its: Chief Executive Officer

MLIM, LLC

By: _/s/ Douglas F. Manchester_______
Douglas F. Manchester, Manager
THE PAPA DOUG TRUST U/A/D JANUARY 11, 2010 By: _/s/ Douglas F. Manchester________ Douglas F. Manchester, Trustee

_/s/ Douglas F. Manchester________
DOUGLAS F. MANCHESTER

_/s/ Douglas W. Manchester________
DOUGLAS W. MANCHESTER

MLIM HOLDINGS, LLC

By: _/s/ Douglas F. Manchester________
Douglas F. Manchester, Manager

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